Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), by and between MRV Communications, Inc., a Delaware corporation (the “Company”), and Stephen Garcia (the “Executive”), is dated as of October 10, 2012.

RECITALS

WHEREAS, the Company and Executive have agreed that Executive will become employed by the Company in the position of Chief Financial Officer; and

WHEREAS, the purpose of this Agreement is to ensure that the Company will receive the dedication, loyalty, and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a corporate transaction or other event that might eliminate the Executive’s employment with the Company; and

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to provide his services to the Company and to motivate the Executive to maximize the value of the Company for the benefit of its stockholders.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Compensation.  Effective as of October 1, 2012, the Executive’s biweekly rate of pay will be $10,192.31, which expressed on an annualized basis would be equivalent to $265,000, which is subject to change at the Company’s sole discretion.  Further, the Executive will participate in an incentive plan for 2013 with a target bonus of 60% of base salary, which target and plan in future years are subject to change at the Company’s sole discretion.  The Compensation Committee of the Board of Directors will review its overall long term equity incentive compensation in the near term and the Board of Directors shall provide an equity grant commensurate with the Executive’s position and peer group in connection with the contemplated review.

2.             Termination at the Company’s Convenience.  The following payments and benefits will be provided to the Executive by the Company (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Company) in the event of a Separation from Service (as defined in Section 4.1 below) of the Executive.

2.1          Separation Payment.  In the event of the Executive’s Separation from Service, subject to Section 5 below, the Company shall pay to the Executive an amount equal to the aggregate amount of six months of the Executive’s base salary as in effect immediately prior to the Separation from Service, less lawful deductions.  Such amount will be paid to Executive in equal installments on the Company’s regularly scheduled paydays during the six month period immediately following the date of Executive’s Separation from Service.

2.2          Benefits.  In the event that Executive elects continuation coverage under COBRA, the Company will pay the premiums for Executive’s participation in the medical, dental and vision programs provided to the Executive prior to the date of Separation from Service or provide equivalent benefits at the Company’s expense, for a period equal to the lesser of (i) six months beginning on the first day of the month following a Separation from Service of the Executive, or (ii)  the Executive becoming eligible for comparable benefits under a group health plan of another employer.  The Company shall also pay to the Executive all accrued salary and accrued but unused vacation time owed to Executive up to the date of the Separation from Service.

3.             Termination after a Change of Control.  In the event of a Separation from Service of the Executive during an 18-month period beginning on the date of a Change of Control (as defined in Section 4.4 below) of the Company, Section 2 shall not apply and the Company shall make the following payments to the Executive:

3.1          Lump Sum Payment.  The Company shall pay to Executive a lump sum equal to the aggregate amount of six months of the Executive’s base salary as in effect immediately prior to the Separation from Service, within 60 days after the Executive’s Separation from Service, subject to Section 5 below.

3.2          COBRA.  To the extent that Executive elects continuation coverage under COBRA, the Company will pay the premiums for Executive’s participation in the medical, dental and vision programs provided to the Executive prior to the date of Separation from Service, or provide equivalent benefits, at the Company’s expense, for a period equal to the lesser of (i) six months beginning on the first day of the month following the six month anniversary of a Separation of Service of the Executive, or (ii) the Executive becoming eligible under a group health plan of another employer.

3.3          Accelerated Vesting.  All of the unvested stock options or other equity awards for each grant that the Executive has previously received shall vest.  All such vested awards shall be administered and, as applicable, paid in accordance with the terms of the governing plan or program.

For purposes of clarity, the amounts set forth in Sections 2.1 and 3.1 are not additive and the Executive shall receive a maximum amount of severance pay of six months of base salary. The COBRA benefits set forth in Sections 2.2 and 3.2 are consecutive for a potential 12-month period of benefits.  Further, notwithstanding anything provided in Sections 2 or 3 above, if any such bonus and/or equity award is subject to Section 409A, the provisions of Sections 2 or 3 will not result in the immediate payment of such bonus or award if such payment would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A, in which case such payment shall be made at the earliest time such payment can be made without resulting in the imposition of tax, interest and/or penalties upon the Executive under Section 409A.

4.             Definitions.

4.1          Separation from Service.  “Separation from Service” means the Executive’s “separation from service” (within the meaning of Section 409A (as defined below)) from the Company occurring as a result of the Executive’s termination of employment either: (a) by the Company without Cause (as defined below); or (b) by the Executive with Good Reason (as defined below). Termination of the Executive’s employment under any other circumstances shall not constitute a Separation from Service for purposes of the Executive’s eligibility to receive payments and benefits under Sections 2 and 3 of this Agreement.

4.2          Cause.  “Cause” is defined as the Executive’s (a) willful failure to perform the material duties of the Executive’s position after receiving written notice of such failure and being given twenty days to cure such failure; (b) willful misconduct injurious to the Company;  (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, or (d) material breach of this Agreement, which breach is not cured within 20 days after written notice to Executive from the Company..  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company.

4.3          Good Reason.  “Good Reason” shall mean, without the Executive’s written consent: (a) a material diminution in the Executive’s duties or responsibilities; (b) the Company requires the Executive, without his consent, to be based at a location which is more than 50 miles from the Executive’s principal work location as of the date of the request; or (c) the Executive’s base salary is reduced by greater than 15%.  Notwithstanding the above, any reduction in base salary, annual short-term incentive compensation, bonus or other such payments that affects substantially all U.S. employees, shall not constitute Good Reason.  In addition, the Executive agrees that a termination of employment shall not be deemed to be for Good Reason unless (i) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 45 days after the event or events occur, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within 45 days of the Company’s receipt of such notice, and (iii) the Executive terminates employment no later than 30 days after the expiration of the cure period described in clause (ii) of this paragraph.

4.4          Change of Control.  A “Change of Control” shall take place on the date of the earlier to occur of any of the following events:

(a)           The acquisition by any person, other than the Company or the Company’s parent or any of the parent’s subsidiaries, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)           The purchase of a majority of the shares of Common Stock of the Company under a tender offer or exchange offer, other than an offer by the Company or the Company’s parent or any of the parent’s subsidiaries; or

(c)           Completion of a merger, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, in each case that does not result in the Company’s parent retaining direct or indirect control of the Company.

5.             Delay of Payment Pursuant to Section 409A.  The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.  Notwithstanding anything to the contrary in this Agreement,  no compensation or benefits payable in connection with a Separation from Service shall be paid to the Executive during the six-month period following such Separation from Service to the extent that the Company reasonably determines that the Executive is a “specified employee” at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period, without interest thereon.

6.             Executive Release and Representations

6.1          Release Required.  The amount payable pursuant to Sections 2 and 3 shall only be payable if the Executive delivers to the Company and does not revoke a general release and waiver of all claims related to the Company, its subsidiaries, and each of its past and present officers, directors, employees and stockholders, including without limitation claims relating to the Executive’s employment by the Company and the Separation from Service, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement, in such form and substance satisfactory to the Company; provided, however, that, such release will not waive any rights the Executive may have (a)  to enforce the Executive’s rights under this Agreement, or (b) to indemnification and directors and officers liability insurance coverage.

6.2          Non-Solicitation.  The Executive agrees that, during his employment with the Company and for the period of one year beginning from the date of the Executive’s Separation from Service, Executive shall not, directly or indirectly or by action in concert with others, hire current or former employees, agents, independent contractors, or other service providers of the Company (which shall for this purpose only include individuals employed by the Company at any point during the 12 months preceding such hiring), disrupt, damage, impair or interfere with the Company’s relationships with its work staff, or induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to alter or terminate his employment or engagement, except in the good faith performance of the Executive’s duties on behalf of the Company; provided that the Executive may serve as a reference for such individuals and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such individual for soliciting will not be considered a violation for purposes of this Section 6.2.  This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

6.3          Non-Compete.  Eligibility for payments and benefits under Sections 2 and 3 are contingent upon the Executive’s agreement and compliance with the Company’s requirement that the Executive not accept employment or an engagement as a consultant with a competitor for a period of one year beginning on the date of the Executive’s Separation from Service whereupon such position is comparable to the position the Executive held with the Company and where the Executive cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Executive has executed with the Company and by this reference made a part hereof.  It is a specific condition of this Agreement that, for a period of one year following the date of the Executive’s Separation from Service, the Executive is obligated to immediately notify the Company as to the specifics of the new position that the Executive is planning to commence as an employee or consultant for any company which is a competitor of the Company.

6.4          Non-Disparagement.  The Executive agrees that, while he is employed by the Company and thereafter, he will not, or encourage or induce others to, Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services.  “Disparage” includes, without limitation, making comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company) that could adversely affect in any manner: (a) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company, or any of its products or services, or the business or personal reputation of the Company’s past or present officers, directors, employees or stockholders.  Nothing herein shall prohibit the Executive (i) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (ii) from making traditional competitive statements in the course of promoting a competitive business, so long as any statements described in this clause (ii) do not intentionally Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services and are not based on Confidential Information obtained during the course of the Executive’s employment with the Company, (iii) from making statements in the course of the good faith performance of the Executive’s assigned duties and responsibilities and for the benefit of the Company or in order to in good faith enforce the Executive’s rights under this Agreement, (iv) from rebutting untrue or misleading statements in good faith.  This Section 6.4 is made and entered into solely for the benefit of the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.

6.5          Transition and Other Assistance.  Executive agrees to provide the Company with at least 30 days prior written notice of his resignation from the Company.  During the 30 day period after notice of resignation of the Executive’s employment has been given, the Executive agrees to take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters.  In addition, the Executive agrees that while he is employed by the Company and thereafter, he will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of his employment with the Company.  The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company.  The Executive also agree to promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.  Upon presentment to the Company of appropriate documentation, the Company will compensate the Executive at a customary per diem consulting fee in effect at the time, plus reasonable expenses, in connection with any actions requested by the Company under this Section 6.5 following a Separation from Service.  Following a Separation from Service, the Company agrees that it will coordinate any such request for assistance with the Executive’s other business or professional commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

6.6          Resignations.  Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from (a) all boards of directors, committees and officer or other positions of the Company and (b) all fiduciary positions (including as trustee) the Executive holds with respect to any pension plans or trusts established by the Company.

The obligations contained in this Section 6 shall survive the termination of the Executive’s employment with the Company for any reason and shall be fully enforceable thereafter.  The Company may bring an action or proceeding to temporarily, preliminarily or permanently enforce this Section 6.  The Executive agrees that (i) violating any part of this Section 6 would cause damage to the Company that cannot be measured or repaired and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of this Section 6 in addition to any remedies at law, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief, and (iv) no proof will be required that monetary damages for violations of this Section 6 would be difficult to calculate and that remedies at law would be inadequate.  In addition, in the event of a violation by the Executive of this Section 6, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company.

7.             Miscellaneous.

7.1          Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

7.2          Modification.  This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

7.3          Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

7.4          Tax Withholding.  The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

7.5          No Offset or Mitigation.  All amounts payable by the Company hereunder shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any other employment shall not result in a reduction of the Company’s obligations to make the payments, benefits and arrangements required to be made under this Agreement.

7.6          Confidentiality.  The Executive understands that, in the course of employment with the Company, the Executive has been, and will be, given access to confidential information and trade secrets concerning the Company and its businesses and shall during his employment with the Company and thereafter retain in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer such confidential information and trade secrets to any person or entity, or utilize any confidential information and trade secrets for any purpose, except in the good faith performance of the Executive’s duties on behalf of the Company.  Notwithstanding the foregoing, “confidential information” shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  The Executive agrees to turn over all copies of confidential information and trade secrets in his control to the Company upon request or upon termination of his employment with the Company.

7.7          Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Company and any successor of the Company or affiliate of a successor to the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.  All references in this Agreement to the Company shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of the Company.  Any successor of the Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of the Company, including any entity that shall be the surviving corporation in a merger with the Company or the acquiring person or affiliate of the acquiring person in an acquisition of the Company and/or of all or substantially all of its business or assets, regardless of whether such transaction constitutes a change of control.  In all cases, the Company or successor shall remain jointly and severally liable for all obligations hereunder.

7.8          Governing Law.  To the extent not preempted by Federal law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

7.9          Notice.  Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by either party by personal delivery, recognized overnight commercial courier, or registered or certified United States mail to the Executive at the last address shown on the records of the Company or, in the case of the Company, at its principal office, or to such other address as either party may have furnished to the other in writing in accordance herewith, and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail (except that notices of change of address shall be effective only upon receipt (or refusal of receipt)).

7.10        Scope of Agreement.  Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

7.11        Counterparts.  This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

MRV COMMUNICATIONS, INC.		EXECUTIVE

By:	/s/ Barry Gorsun	By:	/s/ Stephen Garcia
Name:	Barry Gorsun	Stephen Garcia
Title:	Chief Executive Officer